Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-26680 and No. 33-53196) pertaining to the Whirlpool 401(k) Plan of our report dated June 9, 2006, with respect to the financial statements and supplemental schedule of the Whirlpool 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
June 21, 2006